EverBank Financial Corp Announces First Quarter 2014 Financial Results

JACKSONVILLE, FL, April 30, 2014 - EverBank Financial Corp (NYSE: EVER) announced today its financial results for the first quarter ended March 31, 2014.
"We are pleased with our performance in the first quarter as we executed on our strategic growth plan and grew our loan portfolio by nearly 5% in the quarter," said Robert M. Clements, chairman and chief executive officer. "In addition, the consummation of our servicing transaction with Green Tree positions us to drive efficiencies and further enhance the earnings profile of our franchise."
GAAP net income was $32 million for the first quarter 2014, compared to $39 million for the first quarter 2013 and $18 million for the fourth quarter 2013. GAAP diluted earnings per share was $0.23, a 23% decrease from $0.30 in the first quarter 2013 and a 77% increase from $0.13 in the fourth quarter 2013.
First Quarter 2014 Key Highlights1

•	Tangible common equity per common share increased 11% year over year to $11.78 at March 31, 2014.

•	Retained asset generation of $1.1 billion in the quarter, or $4.6 billion annualized.

•	Portfolio loans held for investment (HFI) grew to $13.9 billion, an increase of 4.6% compared to the prior quarter, or 18.4% annualized.

•	Core net interest margin (NIM) was 3.36% compared to 3.30% in the prior quarter.

•	Adjusted non-performing assets to total assets of 0.62% at March 31, 2014. Annualized net charge-offs to total loans and leases held for investment of 0.12% for the quarter.

•	Strong capital position with bank tier 1 leverage ratio of 9.1% and bank total risked-based capital ratio of 14.3%.

•	Completed the sale of approximately $10 billion unpaid principal balance of mortgage servicing rights to Green Tree Servicing LLC ("Green Tree").
Strategic Business Activities

•
Subsequent to quarter end, EverBank announced that Ginnie Mae had approved the previously disclosed partnership between EverBank and Green Tree, which will allow Green Tree to sub-service EverBank’s Ginnie Mae and government loan servicing portfolio commencing on May 1, 2014, concurrent with the default servicing platform transfer to Green Tree.

"With the successful execution of several strategic and cost reduction initiatives over the past few quarters, we are well positioned for strategic growth in our core consumer and commercial businesses," said W. Blake Wilson, president and chief operating officer. "Our pipelines continue to be strong and we remain on track to achieve attractive organic and portfolio loan growth throughout 2014."
Balance Sheet
Strong Portfolio Loan Growth
Total portfolio loans HFI were $13.9 billion at March 31, 2014, an increase of $1.6 billion, or 13%, year over year. Compared to the prior quarter, this represents an increase of $0.6 billion, or 5%. Total assets were $17.6 billion at March 31, 2014, flat compared to $17.6 billion at December 31, 2013.

[1]	A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Loans HFI for the first quarter 2014, as compared to the first and fourth quarters of 2013, were comprised of:

($ in millions)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	% Change (Q/Q)	% Change (Y/Y)
Residential loans	$5,688	$5,153	$3,677	10%	55%
Mortgage pool buyouts	1,912	1,892	2,603	1%	(27)%
Total residential mortgages	7,600	7,045	6,280	8%	21%

Commercial real estate	3,153	3,190	3,314	(1)%	(5)%
Commercial finance	2,048	1,917	1,319	7%	55%
Total commercial finance & CRE	5,201	5,107	4,633	2%	12%

Warehouse finance	911	944	1,161	(3)%	(22)%
Other	152	157	181	(3)%	(16)%
Total HFI	$13,864	$13,253	$12,255	5%	13%
During the first quarter of 2014, total residential mortgages HFI increased $0.6 billion, or 8%, compared to the prior quarter and $1.3 billion, or 21%, year over year to $7.6 billion, driven by strong growth in our high quality prime jumbo hybrid ARM portfolio. Total commercial finance and CRE balances increased $0.1 billion, or 2%, compared to the prior quarter and $0.6 billion, or 12%, year over year to $5.2 billion, driven by strong commercial finance activity.
Loan Origination Activities
Organic asset generation totaled $2.0 billion and retained organic originations totaled $1.1 billion for the first quarter of 2014. Total commercial finance and CRE originations during the quarter were $326 million, an increase of 30% year over year. Compared to the prior quarter, commercial finance and CRE originations declined 53% driven primarily by seasonal differences.
Residential loan originations were $1.7 billion for the first quarter of 2014, a decrease of 15% compared to the prior quarter and a decrease of 41% year over year. Excluding the impact of our exit from the wholesale broker channel in the third quarter 2013, origination volume decreased 23% year over year. Prime jumbo origination volume was $808 million in the first quarter, flat compared to the prior quarter and an increase of 5% year over year. The mix of purchase transactions increased to 47% of total originations and 70% of retail channel originations compared to 43% and 67%, respectively, in the prior quarter. Our gain on sale margin increased 11 basis points compared to the prior quarter, to 2.99%.
The following table presents total organic loan and lease origination information by product type:

($ in millions)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	% Change (Q/Q)	% Change (Y/Y)
Residential origination volume
Conventional loans	$892	$1,188	$2,135	(25)%	(58)%
Prime jumbo loans	808	808	768	—%	5%
	1,700	1,996	2,903	(15)%	(41)%
Commercial origination volume
Commercial real estate	123	266	63	(54)%	95%
Commercial finance	203	435	187	(53)%	9%
Total commercial finance & CRE	326	701	250	(53)%	30%
Warehouse finance	—	—	144	NM	(100)%
Total organic originations	$2,026	$2,697	$3,297	(25)%	(39)%

Deposits
Total deposits were $13.3 billion at March 31, 2014, flat quarter over quarter and down 3% year over year. Time deposits, excluding market-based deposits, represented 24% of total deposits in the first quarter. Business deposits grew 6% year over year and represented 13% of total deposits at quarter end.
At March 31, 2014, as compared to the first and fourth quarters of 2013, our deposits were comprised of the following:

($ in millions)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	% Change (Q/Q)	% Change (Y/Y)
Noninterest-bearing demand	$1,055	$1,077	$1,287	(2)%	(18)%
Interest-bearing demand	2,962	3,006	2,933	(1)%	1%
Savings and money market accounts	5,023	5,111	4,902	(2)%	2%
Global market-based accounts	997	1,011	1,136	(1)%	(12)%
Time, excluding market-based	3,251	3,056	3,416	6%	(5)%
Total deposits	$13,288	$13,261	$13,674	—%	(3)%

Consumer deposits	$11,522	$11,434	$12,007	1%	(4)%
Business deposits	1,766	1,827	1,667	(3)%	6%
Total deposits	$13,288	$13,261	$13,674	—%	(3)%
Total other borrowings were $2.4 billion at March 31, 2014, flat quarter over quarter and down 12% year over year.
Capital Strength
Total shareholders' equity was $1.6 billion at March 31, 2014, an increase of 2% quarter over quarter and 10% year over year. The bank’s Tier 1 leverage ratio was 9.1% and the total risk-based capital ratio was 14.3% at March 31, 2014. As a result, the bank is considered "well-capitalized" under all applicable regulatory guidelines. Our estimate of the fully phased-in Basel III common equity Tier 1 capital ratio at March 31, 2014 was between 10.0% - 10.5%.
Credit Quality
Our adjusted non-performing assets were 0.62% of total assets at March 31, 2014, compared to 0.65% for the prior quarter and 0.99% at March 31, 2013. Net charge-offs during the first quarter of 2014 were $4 million, a decrease of $2 million, or 39%, compared to the prior quarter. On an annualized basis, net charge-offs were 0.12% of total average loans and leases held for investment, compared to 0.20% for the prior quarter and 0.23% for the first quarter of 2013.
Income Statement Highlights
Revenue
Revenue for the first quarter of 2014 was $215 million, a decrease of $15 million, or 7%, from $231 million in the fourth quarter of 2013. The decline was driven by lower MSR valuation allowance recovery and lower interest income.
Net Interest Income
For the first quarter of 2014, net interest income was $131 million, a decrease of $4 million, or 3%, compared to the prior quarter. This decrease was attributed to lower interest income driven by lower loans held for sale and commercial loans average balances and yields. The reduction in commercial loan average yields resulted from the non-core loan sale completed in the fourth quarter of 2013. Offsetting these decreases were higher residential mortgages average balances and yields.

Core NIM, which is NIM excluding the impact of $2 million of Tygris acquisition excess accretion, increased to 3.36% for the first quarter of 2014 from 3.30% in the fourth quarter of 2013. The increase was driven primarily by the composition of our interest-earning assets.
Noninterest Income
Noninterest income for the first quarter of 2014 was $85 million, a decrease of $11 million, or 12%, compared to the prior quarter. This decrease was driven by a $10 million decline in the MSR valuation allowance recovery, a $3 million reduction in other income and lower loan production revenue, offset by a $5 million decrease in MSR amortization.
Noninterest Expense
Noninterest expense for the first quarter of 2014 decreased by $36 million, or 18%, to $161 million from $197 million in the prior quarter. Salaries, commissions and employee benefits decreased by $4 million, or 4%, to $98 million due primarily to lower staffing levels resulting from capacity adjustments completed in prior quarters. General and administrative expense decreased $22 million, or 38%, to $37 million from the fourth quarter of 2013 due to a $9 million decrease in other credit-related expense, a $7 million decrease in FDIC and other agency fees, a $7 million decrease in consent order expense and a $2 million reduction in professional fees, offset by a $5 million increase in other expense.
Income Tax Expense
Our effective tax rate for the first quarter of 2014 was 38%, compared to 30% for the prior quarter and 38% for the first quarter of 2013.
Segment Analysis for the First Quarter of 2014

•
Banking and Wealth Management pre-tax income was $91 million, an 8% increase compared to the prior quarter driven by a 14% reduction in noninterest expense, offset by a 21% decline in noninterest income.

•
Mortgage Banking had a pre-tax loss of $13 million compared to a pre-tax loss of $32 million in the prior quarter, driven by a 25% reduction in noninterest expense, offset by a 9% reduction in noninterest income.

•	Corporate Services had a pre-tax loss of $27 million, a 5% increase compared to the prior quarter driven by higher noninterest expense.
Dividends
On April 25, 2014, the Company's Board of Directors declared a quarterly cash dividend of $0.03 per common share, payable on May 22, 2014, to stockholders of record as of May 12, 2014. Also on April 25, 2014, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on July 7, 2014, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of June 23, 2014.
Conference Call and Webcast
The Company will host a conference call at 8:30 a.m. Eastern Time on Wednesday, April 30, 2014 to discuss its first quarter 2014 results. The dial-in number for the conference call is 1-866-652-5200 and the international dial-in number is 1-412-317-6060, passcode is 10044411. A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.abouteverbank.com/ir.
About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $17.6 billion in assets and $13.3 billion in deposits as of March 31, 2014. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at www.abouteverbank.com/ir.
Media Contact                                                    Investor Relations
Michael Cosgrove                            Scott Verlander
904.623.2029                                  877.755.6722
Michael.Cosgrove@EverBank.com                    Investor.Relations@EverBank.com

Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve; risks related to liquidity; our capital and liquidity requirements (including under regulatory capital standards, such as Basel III capital standards) and our ability to generate or raise capital; changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale; risk of higher loan and lease charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing and foreclosure; our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; limited ability to rely on brokered deposits as a part of our funding strategy; our ability to comply with the amended consent order and the terms and conditions of our settlement of the Independent Foreclosure Review; concentration of mass-affluent clients and jumbo mortgages; hedging strategies; the effectiveness of our derivatives to manage interest rate risk; delinquencies on our equipment leases and reductions in the resale value of leased equipment; increases in loan repurchase requests and our reserves for loan repurchases; changes in currency exchange rates or other political or economic changes in certain foreign countries; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans; risks related to the approval and consummation of anticipated acquisitions and dispositions; risks related to the continuing integration of acquired businesses and any future acquisitions; environmental liabilities with respect to properties that we take title to upon foreclosure; and the inability of our banking subsidiary to pay dividends.
For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Dollars in thousands, except per share data)

	March 31, 2014	December 31, 2013
Assets
Cash and due from banks	$60,587	$46,175
Interest-bearing deposits in banks	439,242	801,603
Total cash and cash equivalents	499,829	847,778
Investment securities:
Available for sale, at fair value	1,118,646	1,115,627
Held to maturity (fair value of $117,910 and $107,921 as of March 31, 2014 and December 31, 2013, respectively)	116,984	107,312
Other investments	122,918	128,063
Total investment securities	1,358,548	1,351,002
Loans held for sale (includes $552,681 and $672,371 carried at fair value as of March 31, 2014 and December 31, 2013, respectively)	596,729	791,382
Loans and leases held for investment:
Loans and leases held for investment, net of unearned income	13,864,109	13,252,724
Allowance for loan and lease losses	(62,969)	(63,690)
Total loans and leases held for investment, net	13,801,140	13,189,034
Equipment under operating leases, net	24,170	28,126
Mortgage servicing rights (MSR), net	446,493	506,680
Deferred income taxes, net	42,140	51,375
Premises and equipment, net	60,654	60,733
Other assets	801,245	814,874
Total Assets	$17,630,948	$17,640,984
Liabilities
Deposits:
Noninterest-bearing	$1,054,796	$1,076,631
Interest-bearing	12,233,615	12,184,709
Total deposits	13,288,411	13,261,340
Other borrowings	2,377,000	2,377,000
Trust preferred securities	103,750	103,750
Accounts payable and accrued liabilities	214,148	277,881
Total Liabilities	15,983,309	16,019,971
Commitments and Contingencies
Shareholders’ Equity
Series A 6.75% Non-Cumulative Perpetual Preferred Stock, $0.01 par value (liquidation preference of $25,000 per share;10,000,000 shares authorized; 6,000 issued and outstanding at March 31, 2014 and December 31, 2013)	150,000	150,000
Common Stock, $0.01 par value (500,000,000 shares authorized; 122,703,958 and 122,626,315 issued and outstanding at March 31, 2014 and December 31, 2013, respectively)	1,227	1,226
Additional paid-in capital	834,460	832,351
Retained earnings	715,599	690,051
Accumulated other comprehensive income (loss) (AOCI)	(53,647)	(52,615)
Total Shareholders’ Equity	1,647,639	1,621,013
Total Liabilities and Shareholders’ Equity	$17,630,948	$17,640,984

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Interest Income
Interest and fees on loans and leases	$158,470	$173,786
Interest and dividends on investment securities	9,831	16,250
Other interest income	162	298
Total Interest Income	168,463	190,334
Interest Expense
Deposits	22,607	26,823
Other borrowings	15,012	19,695
Total Interest Expense	37,619	46,518
Net Interest Income	130,844	143,816
Provision for Loan and Lease Losses	3,071	1,919
Net Interest Income after Provision for Loan and Lease Losses	127,773	141,897
Noninterest Income
Loan servicing fee income	46,617	42,163
Amortization of mortgage servicing rights	(20,572)	(35,078)
Recovery (impairment) of mortgage servicing rights	4,941	12,555
Net loan servicing income	30,986	19,640
Gain on sale of loans	33,851	82,311
Loan production revenue	4,579	9,489
Deposit fee income	3,335	5,925
Other lease income	4,905	6,411
Other	6,928	9,533
Total Noninterest Income	84,584	133,309
Noninterest Expense
Salaries, commissions and other employee benefits expense	97,694	110,479
Equipment expense	18,648	19,852
Occupancy expense	8,072	7,384
General and administrative expense	36,798	74,101
Total Noninterest Expense	161,212	211,816
Income before Provision for Income Taxes	51,145	63,390
Provision for Income Taxes	19,385	24,244
Net Income	$31,760	$39,146
Less: Net Income Allocated to Preferred Stock	(2,531)	(2,531)
Net Income Allocated to Common Shareholders	$29,229	$36,615
Basic Earnings Per Common Share	$0.24	$0.30
Diluted Earnings Per Common Share	$0.23	$0.30
Dividends Declared Per Common Share	$0.03	$0.02

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Non-Performing Asset Ratio, Tangible Shareholders’ Equity, Tangible Common Shareholders' Equity and Tangible Assets are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures provide meaningful additional information about the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition, the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.
In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

Tangible Equity, Tangible Common Equity, Adjusted Tangible Common Equity and Tangible Assets
	(dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
	Shareholders’ equity	$1,647,639	$1,621,013	$1,602,913	$1,549,383	$1,504,442
	Less:
	Goodwill	46,859	46,859	46,859	46,859	46,859
	Intangible assets	5,286	5,813	6,340	6,867	7,394
	Tangible equity	1,595,494	1,568,341	1,549,714	1,495,657	1,450,189
	Less:
	Perpetual preferred stock	150,000	150,000	150,000	150,000	150,000
	Tangible common equity	$1,445,494	$1,418,341	$1,399,714	$1,345,657	$1,300,189
	Total assets	$17,630,948	$17,640,984	$17,612,089	$18,362,872	$18,306,488
	Less:
	Goodwill	46,859	46,859	46,859	46,859	46,859
	Intangible assets	5,286	5,813	6,340	6,867	7,394
	Tangible assets	$17,578,803	$17,588,312	$17,558,890	$18,309,146	$18,252,235

	Regulatory Capital (bank level)
	(dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
	Shareholders’ equity	$1,686,414	$1,662,164	$1,648,152	$1,598,419	$1,560,001
Less:	Goodwill and other intangibles	(50,700)	(51,072)	(51,436)	(51,807)	(52,089)
	Disallowed servicing asset	(26,419)	(20,469)	(39,658)	(36,182)	(31,585)
	Disallowed deferred tax asset	(62,682)	(63,749)	(64,462)	(65,406)	(66,351)
Add:	Accumulated losses on securities and cash flow hedges	51,507	50,608	54,392	78,181	77,073
	Tier 1 capital	1,598,120	1,577,482	1,546,988	1,523,205	1,487,049
Add:	Allowance for loan and lease losses	62,969	63,690	66,991	73,469	77,067
	Total regulatory capital	$1,661,089	$1,641,172	$1,613,979	$1,596,674	$1,564,116

	Adjusted total assets	$17,539,708	$17,554,236	$17,510,528	$18,287,359	$18,234,886
	Risk-weighted assets	11,597,320	11,467,411	11,120,048	11,656,698	11,406,725

EverBank Financial Corp and Subsidiaries
Non-Performing Assets(1)
(dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Non-accrual loans and leases:
Residential mortgages	$47,835	$59,526	$60,066	$64,230	$69,876
Commercial and commercial real estate	23,884	18,569	76,662	60,636	63,924
Lease financing receivables	5,446	4,527	4,171	2,601	2,791
Home equity lines	3,462	3,270	4,164	4,368	4,513
Consumer and credit card	33	18	15	243	364
Total non-accrual loans and leases	80,660	85,910	145,078	132,078	141,468
Accruing loans 90 days or more past due	—	—	—	—	—
Total non-performing loans (NPL)	80,660	85,910	145,078	132,078	141,468
Other real estate owned (OREO)	29,333	29,034	32,108	36,528	39,576
Total non-performing assets (NPA)	109,993	114,944	177,186	168,606	181,044
Troubled debt restructurings (TDR) less than 90 days past due	73,455	76,913	79,664	82,236	88,888
Total NPA and TDR(1)	$183,448	$191,857	$256,850	$250,842	$269,932

Total NPA and TDR	$183,448	$191,857	$256,850	$250,842	$269,932
Government-insured 90 days or more past due still accruing	1,021,276	1,039,541	1,147,795	1,405,848	1,547,995
Loans accounted for under ASC 310-30:
90 days or more past due	9,915	10,083	45,104	54,054	67,630
OREO	—	—	21,240	21,194	22,955
Total regulatory NPA and TDR	$1,214,639	$1,241,481	$1,470,989	$1,731,938	$1,908,512
Adjusted credit quality ratios excluding government-insured loans and loans accounted for under ASC 310-30: (1)
NPL to total loans	0.56%	0.61%	1.07%	0.89%	0.97%
NPA to total assets	0.62%	0.65%	1.01%	0.92%	0.99%
NPA and TDR to total assets	1.04%	1.09%	1.46%	1.37%	1.47%
Credit quality ratios including government-insured loans and loans accounted for under ASC 310-30:
NPL to total loans	7.72%	8.12%	9.87%	10.76%	12.04%
NPA to total assets	6.47%	6.60%	7.90%	8.98%	9.94%
NPA and TDR to total assets	6.89%	7.04%	8.35%	9.43%	10.43%

(1)
We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government-insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property accounted for under ASC 310-30 because we expect to fully collect the carrying value of such loans and foreclosed property.